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                                                                    EXHIBIT 23.1

                    [LETTERHEAD OF DELOITTE TOUCHE TOHMATSU]

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment # 1 to Registration Statement No. 333-121623 on Form F-3 of our reports dated March 17, 2004 (except with respect to the matters discussed in Note 30 and 31, as to which the date is May 21, 2004), relating to the financial statements of Embratel Participacoes S.A. and Empresa Brasileira de Telecomunicacoes S.A. -- Embratel appearing in the Annual Report on Form 20-F/A of Embratel Participacoes S.A. and Empresa Brasileira de Telecomunicacoes S.A. -- Embratel for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte Touche Tohmatsu

DELOITTE TOUCHE TOHMATSU AUDITORES INDEPENDENTES

Rio de Janeiro, Brazil
February 4, 2005